UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 19, 2007
Date of Report (Date of earliest event reported)

ITONIS INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52201	20-3885298
(State or other jurisdiction of	(Commission File	(IRS Employer Identification
incorporation)	Number)	No.)

Klimentska 10, 110 00 Praque 1, Czech Republic	0000
(Address of principal executive offices)	(Zip Code)

++420 296 578 180
Registrant's telephone number, including area code

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 – OTHER EVENTS

Item 8.01 Other Events

With a record date of March 19, 2007 (the “Record Date”) and a distribution date of March 20, 2007 (the “Mailing Date”), the Board of Directors (the “Board”) of ITonis Inc. (the “Company”) unanimously resolved, in accordance with Section 78.207 of the Nevada Revised Statutes: Chapter 78, as amended, to complete an increase in the number of shares of the Company’s authorized share capital and correspondingly increase the number of its issued and outstanding common shares, in each case on a three (3) new shares for one (1) old share basis (the “Forward Stock Split”). A copy of the Certificate of Change Pursuant to NRS 78.209 effective as of the Record Date, as filed with the Secretary of State of Nevada, is attached herein as Exhibit 3.4.

The Forward Stock Split was implemented taking into account the Company’s authorized share capital and number of issued and outstanding shares of common stock as of the Record Date. As such, the Company’s authorized common share capital increased from 100,000,000 shares to 300,000,000 shares, and the Company’s current issued and outstanding common stock increased from 22,477,327 shares to 67,431,981 shares, with a par value of $0.001 per share. There is no change to the Company’s authorized preferred share capital of 5,000,000 shares, with a par value of $0.001 per share. No shares of preferred stock of the Company are currently issued and outstanding.

Shareholders are not required to return their existing share certificates to the Company’s transfer agent in exchange for their share certificates representing the Forward Stock Split, which share certificates are to be distributed to the respective shareholders on the Mailing Date.

Item 9.01 Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro forma Financial Information.

Not applicable.

(c)	Shell Company Transaction.

Not applicable.

(d)	Exhibits.

Exhibit	Description

3.4	Certificate of Change Pursuant to NRS 78.209 effective March 19, 2007

SIGNATURES

Pursuant to the requirements of the Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITONIS INC.

/s/ Nicolas Lavaud

Date: March 20, 2007	By:
Nicolas Lavaud

President and Chief Executive Officer